Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS THIRD QUARTER 2014 RESULTS

PITTSBURGH – December 4, 2014 – American Eagle Outfitters, Inc. (NYSE:AEO) today reported adjusted earnings of $0.22 per diluted share for the third quarter ended November 1, 2014, compared to adjusted earnings of $0.19 per share for the comparable quarter last year. GAAP earnings of $0.05 per share include ($0.17) of restructuring and asset impairment charges. Last year, the company earned adjusted EPS of $0.19 in the third quarter, which excluded asset impairment charges of ($0.06).

Jay Schottenstein, Interim CEO commented, “Consistent with our previous announcement, the third quarter delivered higher margins and 16% adjusted earnings growth over last year, in a highly challenging and competitive marketplace. We managed the business better and were able to reduce markdown rates and control expenses. Our ongoing priority to strengthen our business is reflected in the restructuring activities and efforts to drive a better customer experience through improved merchandising, customer engagement and building omni-channel capabilities.”

Third Quarter 2014 Results

The following discussion is based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

•	Total net revenue declined slightly to $854 million from $857 million last year.
•	Consolidated comparable sales decreased 5%, compared to a 5% decrease last year.
•	Gross profit increased 6% to $315 million and rose 200 basis points to 36.9% as a rate to revenue. The margin improvement was driven primarily by reduced markdowns and was partially offset by 120 basis points of buying, occupancy and warehousing deleverage.
•	Selling, general and administrative expense of $205 million decreased 1% from $206 million last year. As a rate to revenue, SG&A held flat to last year at 24.0%. Reductions in overhead and variable expenses were partially offset by continued investments in new stores and international expansion, as well as increased incentive expense accruals.
•	Adjusted operating income increased 22% to $74 million. The operating margin expanded 160 basis points to 8.7% as a rate to revenue.
•	Adjusted EPS of $0.22 compares to $0.19 last year, a 16% increase.

Other Items

Third quarter GAAP results include a $33 million loss on asset and store impairments. As the result of the company’s store fleet review and challenging performance this year, 48 AE and 31 aerie stores were impaired. GAAP results also include $18 million of restructuring charges related to corporate overhead reductions, including severance and related charges, and office space consolidation.

Inventory

Total merchandise inventories at the end of the third quarter declined 10% to $469 million compared to $519 million last year. At cost per foot, inventory decreased 14%. Inventories reflect a change to ownership terms completed late last year, as we began taking ownership of inventory at the receiving port rather than the port of departure. Excluding the change in terms, inventory at cost per foot decreased 3%. Fourth quarter 2014 ending inventory at cost per foot is expected to be up slightly, following a mid-teen decline last year. Fourth quarter ending inventories reflect an acceleration of spring merchandise receipts, due to the West Coast port slowdown. Fall and holiday clearance inventories are expected to be down approximately low double digits.

Capital Expenditures

In the third quarter, capital expenditures totaled $64 million. For fiscal 2014, the company continues to expect capital expenditures of approximately $230 million, primarily related to new and remodeled stores, the Hazleton distribution center and information technology. The company continues to expect capital spending to be approximately $150 million in 2015.

Real Estate

In the quarter, the company opened 23 new stores consisting of the following:

•	5 new North American mainline stores,
•	10 Factory stores,
•	5 stores in Mexico, and
•	3 stores in Asia.

The company closed 3 locations, including 2 aerie stores, and is on pace to close a total of 50 AE and 20 aerie stores for the year. The company added 10 international licensed stores, and ended the quarter with 94 licensed stores in 14 countries. For additional third quarter 2014 actual and fiscal 2014 projected real estate information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and investments of $280 million compared to $367 million last year.

On December 2, 2014, the company closed on a $400 million Asset-Based Credit Facility, replacing the existing $150 million revolver. As of December 2, 2014, the facility was undrawn. The new credit facility carries a 5 year term and provides increased financial flexibility, liquidity and takes advantage of a favorable credit environment.

Fourth Quarter Outlook

Based on a slight decline in revenue and a mid single-digit decline in comparable sales, management expects fourth quarter EPS to be approximately $0.30 to $0.33 compared to adjusted earnings of $0.27 per diluted share last year. The guidance excludes potential asset impairment and restructuring charges.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 4:15 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 99 licensed international franchise stores in 17 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including fourth quarter 2014 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	November 1, 2014	February 1, 2014	November 2, 2013
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$280,445	$418,933	$354,284
Short-term investments	—	10,002	2,930
Merchandise inventory	468,628	291,541	518,904
Accounts receivable	55,875	73,882	59,277
Prepaid expenses and other	73,095	88,155	112,078
Deferred income taxes	53,445	45,478	46,510

Total current assets	931,488	927,991	1,093,983

Property and equipment, net	714,166	632,986	630,086
Intangible assets, net	47,864	49,271	44,427
Goodwill	13,512	13,530	13,792
Non-current deferred income taxes	26,598	24,835	19,086
Other assets	38,444	45,551	38,712

Total Assets	$1,772,072	$1,694,164	$1,840,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$309,348	$203,872	$353,228
Accrued compensation and payroll taxes	49,562	23,560	32,522
Accrued rent	77,102	76,397	75,680
Accrued income and other taxes	27,472	5,778	9,002
Unredeemed gift cards and gift certificates	27,712	47,194	24,689
Current portion of deferred lease credits	13,392	13,293	13,954
Other current liabilities and accrued expenses	41,893	45,384	29,382

Total current liabilities	546,481	415,478	538,457

Deferred lease credits	58,988	59,510	65,004
Non-current accrued income taxes	11,312	16,543	20,777
Other non-current liabilities	35,044	36,455	23,139

Total non-current liabilities	105,344	112,508	108,920

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	566,449	573,008	577,108
Accumulated other comprehensive income	10,876	12,157	23,483
Retained earnings	1,506,519	1,569,851	1,587,320
Treasury stock	(966,093)	(991,334)	(997,698)

Total stockholders’ equity	1,120,247	1,166,178	1,192,709

Total Liabilities and Stockholders’ Equity	$1,772,072	$1,694,164	$1,840,086

Current Ratio	1.70	2.23	2.03

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	November 1, 2014	% of Revenue	November 2, 2013	% of Revenue
Total net revenue	$854,290	100.0%	$857,305	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	538,818	63.1%	558,430	65.1%

Gross profit	315,472	36.9%	298,875	34.9%
Selling, general and administrative expenses	204,641	24.0%	205,725	24.0%
Restructuring charges	17,752	2.1%	—	0.0%
Loss on impairment of assets	33,468	3.9%	19,316	2.3%
Depreciation and amortization	36,528	4.2%	31,998	3.8%

Operating income	23,083	2.7%	41,836	4.9%
Other income, net	649	0.1%	520	0.1%

Income before income taxes	23,732	2.8%	42,356	4.9%
Provision for income taxes	14,697	1.7%	17,453	2.0%

Net income	$9,035	1.1%	$24,903	2.9%

Net income per basic share	$0.05		$0.13

Net income per diluted share	$0.05		$0.13

Weighted average common shares outstanding – basic	194,573		192,818
Weighted average common shares outstanding – diluted	195,221		194,612

	GAAP Basis 39 Weeks Ended
	November 1, 2014	% of Revenue	November 2, 2013	% of Revenue
Total net revenue	$2,211,014	100.0%	$2,264,095	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,432,150	64.8%	1,456,116	64.3%

Gross profit	778,864	35.2%	807,979	35.7%
Selling, general and administrative expenses	579,777	26.2%	574,314	25.4%
Restructuring charges	17,752	0.8%	—	0.0%
Loss on impairment of assets	33,468	1.5%	19,316	0.9%
Depreciation and amortization	104,312	4.7%	97,271	4.3%

Operating income	43,555	2.0%	117,078	5.2%
Other income, net	2,185	0.1%	987	0.0%

Income before income taxes	45,740	2.1%	118,065	5.2%
Provision for income taxes	27,027	1.2%	45,592	2.0%

Net income	$18,713	0.8%	$72,473	3.2%

Net income per basic share	$0.10		$0.38

Net income per diluted share	$0.10		$0.37

Weighted average common shares outstanding – basic	194,381		192,753
Weighted average common shares outstanding – diluted	194,934		195,021

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended November 1, 2014		13 Weeks Ended November 2, 2013
	Operating income (loss)	Diluted income per common share	Operating income (loss)	Diluted income per common share
GAAP Basis	$23,083	$0.05	$41,836	$0.13
Add back: Asset Impairment and Corporate Overhead Reduction Charges (1):	51,220	0.17	19,316	0.06

Non-GAAP Basis	$74,303	$0.22	$61,152	$0.19
% of Total Net Revenue	8.7%		7.1%

(1)	- Non-GAAP adjustments this year consist of $33.5 million of corporate and store asset impairments and $17.7 million of severance and related employee costs and corporate charges. Non-GAAP adjustments last year consist of $19.3 million of asset impairments related to the Warrendale Distribution Center.

	13 Weeks Ended February 1, 2014		14 Weeks Ended February 2, 2013
	Selling, general & administrative expenses	Diluted income per common share	Selling, general & administrative expenses	Diluted income per common share
GAAP Basis	$222,191	$0.05	$255,251	$0.47
Asset Impairment (1):	—	0.08	—	0.11
Asset Write-offs & Corporate Charges (2) (3):	6,328	0.12	2,121	0.01
Tax Related (4):	—	0.02	—	(0.04)

Non-GAAP Basis	$215,863	$0.27	$253,130	$0.55

(1)	- Pre-tax asset impairment for AEO & aerie brand stores.

(2)	- Selling, general and administrative expenses: Pre-tax charges for Q4 2013 include $6.3M of asset write-offs and employee severance & related costs. Pre-tax charges for Q4 2012 include $2.1M of employee severance & related costs.

(3)	-Diluted income per common share: Pre-tax charges for Q4 2013 include $24.1M of charges related to fabric and product liabilities and the discontinuation of the AE Performance line, $9.1M of corporate & store asset write-offs, $3.3M of employee severance & related costs and $1.3M for the write-down of the Company’s corporate jet. Pre-tax charges for Q4 2012 include $2.1M of employee severance & related costs and $0.9M of asset write-offs.

(4)	-Q4 2013 relates to an international valuation allowance, partially offset by tax benefits from changes in tax reserves. Q4 2012 relates to tax benefits from audit settlements.

13 Weeks Ended November 1, 2014
GAAP Gross Margin Basis Point Improvement	200
Add: Buying, Occupancy and Warehousing Cost Basis Point Deleverage	120

Non-GAAP Merchandise Margin Basis Point Improvement	320

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Third Quarter Comparable Sales
	2014	2013
American Eagle Outfitters, Inc. (1)	-5%	-5%

AE Total Brand (1)	-6%	-5%
aerie Total Brand (1)	3%	-3%

	YTD Third Quarter Comparable Sales
	2014	2013
American Eagle Outfitters, Inc. (1)	-7%	-6%

AE Total Brand (1)	-8%	-6%
aerie Total Brand (1)	3%	-1%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Third Quarter Fiscal 2014	YTD Third Quarter Fiscal 2014	Fiscal 2014 Guidance
Consolidated stores at beginning of period	1,072	1,066	1,066
Consolidated stores opened during the period
AE Brand	23	54	60
Consolidated stores closed during the period
AE Brand	(1)	(10)	(50)
aerie	(2)	(18)	(22)

Total consolidated stores at end of period	1,092	1,092	1,054

Stores remodeled and refurbished during the period	5	40	44
Total gross square footage at end of period	6,796,073	6,632,056	Not Provided

International franchise stores at end of period (1)	94	94	102

(1)-	International franchise stores are not included in the consolidated store data or the total gross square footage calculation.